Exhibit 99.1

TITAN PHARMACEUTICALS APPOINTS TWO NEW BOARD MEMBERS

South San Francisco, CA – Nov. 11, 2014 – Titan Pharmaceuticals, Inc. (TTNP.OB) announced today that it has appointed life sciences industry veterans Joseph A. Akers and James McNab Jr. to its board of directors. Mr. Akers, a former Bayer HealthCare executive, and Mr. McNab, chairman and co-founder of Curis, Inc., together bring extensive product development, commercialization, finance and corporate governance experience to Titan.

“We are extremely pleased to welcome Mr. Akers and Mr. McNab to our board of directors,” said Titan Executive Chairman Marc Rubin, M.D. “Their expertise and skills will be valuable assets to Titan in assisting us with corporate development as we expand our portfolio of product candidates based on our ProNeura™ long-term drug delivery technology, and as we prepare to resubmit the New Drug Application for Probuphine® for the maintenance treatment of opioid dependence next year.”

Mr. Akers brings to Titan extensive executive and financial experience. As president of Bayer’s hematology/cardiology business, he oversaw the core of Bayer’s specialty pharmaceuticals development, with significant products in hematology and specialty cardiology. Mr. Akers also served as president and CEO of Bayer Business and Corporate Services and held numerous other financial and executive positions during his 37-year career with the company. He has served on the boards of Haemacure Corp., POINT Biomedical Corp. and Schein Pharmaceuticals. As a Titan board member, he will serve on the board’s audit committee.

“With the rapid growth in the aging population globally, new treatments that can improve health and quality of life for patients suffering from chronic diseases are increasingly needed,” Mr. Akers said. “Having validated the ProNeura platform in Probuphine, Titan is in the position to build additional value for the company based on this innovative technology and I’m eager to contribute.”

Mr. McNab, an entrepreneur experienced in building and growing companies, brings to Titan extensive corporate development experience. He is co-founder and chairman of Curis, a publicly traded oncology company that partnered with Roche to develop and commercialize a first-in-class hedgehog inhibitor for the treatment of advanced basal cell carcinoma. Mr. McNab serves as CEO and chairman of Palmetto Pharmaceuticals, executive chairman of FirstString Research Inc., and chairman of JT Pharmaceuticals. Previously Mr. McNab was founder of Vidus Ocular, a glaucoma device company that was sold to OPKO Health, and co-founder of Sontra Medical, which developed a medical low frequency ultrasound device from Massachusetts Institute of Technology that was sold to Echo Therapeutics. Mr. McNab will serve on the board’s corporate governance and nominating committee.

“I’m very pleased to join Titan’s board of directors at such an important time,” Mr. McNab said. “The ProNeura drug delivery platform has the potential to transform the way select chronic diseases are treated, and I look forward to working with the Titan board and management to advance new product candidates through preclinical and clinical development.”

About Titan Pharmaceuticals

Titan Pharmaceuticals Inc. (TTNP.OB), based in South San Francisco, CA, is a specialty pharmaceutical company developing proprietary therapeutics primarily for the treatment of serious medical disorders. The company’s lead product candidate is Probuphine®, a novel and long-acting formulation of buprenorphine for the long-term maintenance treatment of opioid dependence. Probuphine employs Titan’s proprietary drug delivery system ProNeura™, which is capable of delivering sustained, consistent levels of medication for six months or longer. Titan has granted North American commercial rights for Probuphine to Braeburn Pharmaceuticals. If approved, Probuphine would be the first and only commercialized treatment of opioid dependence to provide continuous, around-the-clock blood levels of buprenorphine for six months following a single procedure. The ProNeura technology has the potential to be used in developing products for treating other chronic conditions, such as Parkinson’s disease, where maintaining consistent blood levels of a dopamine agonist may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships.  We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

CONTACT:

Titan Pharmaceuticals, Inc.	Media
Sunil Bhonsle, 650-244-4990	Susan Thomas, 619-540-9195
President	stcommunications@aol.com